Exhibit 5.4(b)
December 7, 2011
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903-2360
Ladies and Gentlemen:
     We have acted as counsel in the State of Florida to Gates That Open, LLC, a Florida limited liability company, formerly known as GTO, Inc. (“GTO”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed on December 7, 2011, by Nortek, Inc., a Delaware corporation (“Nortek”), GTO and the additional registrant guarantors named therein (together with GTO, the “Guarantors”) with the Securities and Exchange Commission under the Securities Act or 1933, as amended. The Registration Statement includes a prospectus which provides for the issuance by Nortek in an exchange offer of $250,000,000 aggregate principal amount of 10% Senior Notes due 2018 (collectively, the “Exchange Notes”). The Exchange Notes arc to be issued pursuant to the Indenture, dated as of November 23, 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), executed by Nortek, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article X of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Notation of Guarantee”).
     In connection herewith, we have examined the following documents:
(1)	The Indenture.

(2)	The Registration Statement.

(3)	The form of Exchange Notes, including the form of Notation of Guarantee.
     We also have examined:
(a)	The Certificate of Good Standing of GTO, dated November 18, 2011, and issued by the Secretary of State of the State of Florida (the “Certificate of Good Standing”).

(b)	A copy of the Articles of Organization of GTO dated as of November 29, 2009 as issued and certified by the Florida Secretary of State on November 3, 2010 (the “Certified Articles of Organization”).

(c)	A copy or the Limited Liability Company Agreement or GTO dated as of December 1, 2009 (the “Operating Agreement”).

(d)	A Secretary’s Certificate of Subsidiaries of Nortek, Inc. dated April 26, 2011, certifying GTO’s Articles of Organization, the Operating Agreement, and the authorizing resolutions and incumbency and specimen signatures of the member of GTO executing any Loan Documents to which GTO is a party (the “Secretary’s Certificate”).

Nortek, Inc.
December 7, 2011

     The documents listed as Items (1) through (3) above are collectively referred to herein as the “Transaction Documents.” We have not been involved in the negotiation, preparation or execution of the Transaction Documents or any of the related agreements executed or delivered in connection therewith. We have been retained by GTO solely for the purpose of rendering certain opinions set forth herein pursuant to Florida law.
     We have assumed the validity, binding effect and enforceability of the Transaction Documents with regard to GTO and all the other parties thereto, and we express no opinion whatsoever (by implication or otherwise) with respect to the validity or enforceability of such documents against GTO or any other person or entity or as to the accuracy or completeness of any of the representations or warranties or any other matters set forth therein or the schedules or exhibits thereto. We have not reviewed any document other than the Transaction Documents, including without limitation any document which is referred to in or incorporated by reference into any of the Transaction Documents, except such other documents as we have deemed reasonably necessary or appropriate in connection with the opinions hereinafter set forth. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     We have assumed that the certifications made in the Secretary’s Certificate arc true and correct in all respects as of the date hereof, as if made on and as of such date, and that none of the Certified Articles of Organization, the Operating Agreement, or authorizing resolutions of GTO set forth therein or any of the incumbency and specimen signature of the member of GTO (or the offices held by such persons) have changed in any manner since the date of such certificate.
     In our examination of the documents listed above, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.
     We also have assumed, other than with respect to GTO, that all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by all of the parties to such documents, that all of the signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We also have assumed, with your permission, that the Notation of Guarantee will be authenticated by the Trustee.
     Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we arc of the opinion that:
     1. Based solely on the Certified Articles of Organization and the Certificate of Good Standing, GTO is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida.

Nortek, Inc.
December 7, 2011

     2. The execution, delivery and performance of each Transaction Document to which it is a party by GTO have been duly authorized by all requisite action on the part of GTO. GTO has the requisite power and authority as a Florida limited liability company to carry out the terms, obligations and conditions applicable to it under the Transaction Documents.
     3. Based solely on the Secretary’s Certificate and without any independent investigation (as to factual matters), and based on the assumption that the Notation of Guarantee will be duly delivered to the Trustee by the member executing the Notation of Guarantee and listed in the Secretary’s Certificate, the Notation of Guarantee will have been duly executed and delivered by GTO.
     4. The execution and delivery by GTO of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby and its obligations thereunder do not result in any violation by GTO of any provision of the Certified Articles of Organization or the Operating Agreement, or any provision of applicable law of the State of Florida that we, based on our experience, reasonably recognize as applicable to GTO in a transaction of the type contemplated by the Transaction Documents.
     5. No consent, approval, authorization or order of, or filing with any Florida governmental authority or regulatory body is required in connection with the execution, delivery and consummation by GTO of each Transaction Document to which it is a party, except for such filings and other actions required pursuant to Florida securities or blue sky laws, as to which we express no opinion.
     In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:
     (a) Our opinions herein reflect only the application of applicable Florida law (excluding the securities and blue sky laws of Florida). The opinions set forth herein arc made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     (b) We also express no opinion as to:
          (i) whether GTO may guarantee or otherwise be liable for, or pledge its assets to secure, indebtedness incurred by Nortek;
          (ii) the authorizations, approvals or consents as may be necessary under federal or state securities and “blue sky” laws (including without limitation Florida securities or “blue sky” laws) in connection with the transactions contemplated by the Notation of Guarantee or any other Transaction Document; or

Nortek, Inc.
December 7, 2011

          (iii) the validity or effect of any provision in the Notation of Guarantee regarding choice of law, submission to jurisdiction or venue or consent to service of process or any conflict of laws rules which any court sitting in the State of Florida may apply.
     This opinion letter is limited solely to the laws of the State of Florida, and we express no opinion concerning any other law of any other jurisdiction, whether or not applicable to GTO or any of the Transaction Documents. We do not render any opinions except as set forth above. We consent to the filing of this opinion with the Registration Statement and to the appearance of our name under the heading “Legal Matters” in a prospectus contained therein. This opinion may be relied upon by Ropes & Gray LLP.

Very truly yours, /s/ GREENBERG TRAURIG, P.A. GREENBERG TRAURIG, P.A.